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                     INTERNATIONAL DISTRIBUTORSHIP AGREEMENT

                                 by and between

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.

                                       and

                                     THUASNE
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                                TABLE OF CONTENTS

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                                                                            Page
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                                    ARTICLE I

                                   DEFINITIONS
   1.1     Affiliates ..................................................       1
   1.2     Agreement ...................................................       1
   1.3     Confidential Information ....................................       1
   1.4     Cost ........................................................       2
   1.5     Customer ....................................................       2
   1.6     Distributed Products ........................................       2
   1.7     Graham-Field Products .......................................       2
   1.8     Gross Profit ................................................       2
   1.9     Import Supplier .............................................       2
   1.10    Manufactured Products .......................................       2
   1.11    Minimum Annual Purchases ....................................       3
   1.12    Products ....................................................       3
   1.13    Purchaser ...................................................       3
   1.14    Seller ......................................................       3
   1.15    Thuasne Products ............................................       3
   1.16    Territories .................................................       3

                                   ARTICLE II

                              APPOINTMENT AND SCOPE

   2.1     Appointment .................................................       3
   2.2     Exclusivity .................................................       3
   2.3     Distribution Outside Territory ..............................       4
   2.4     Agents and Subdistributors ..................................       4
   2.5     Independent Purchaser Status ................................       4
   2.6     Operations and Expenses .....................................       4
   2.7     Appointment of Product Manager for Thuasne
           Products ....................................................       5
   2.8     Advertising Costs for Thuasne Products ......................       5

                                   ARTICLE III

                  TERMS AND CONDITIONS OF SALE FOR MANUFACTURED
                          PRODUCTS AND THUASNE PRODUCTS

   3.1     Firm Purchase Orders for Manufactured Products and
           Thuasne Products ............................................       5
   3.2     Prices ......................................................       6
   3.3     Payment .....................................................       6
   3.4     Risk of Loss ................................................       6
   3.5     Warranty ....................................................       7
   3.6     No Other Warranties .........................................       8
   3.7     Claims Procedures ...........................................       8
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

                                   ARTICLE IV

            TERMS AND CONDITIONS OF SALE OF THE DISTRIBUTED PRODUCTS

   4.1     Firm Purchase Orders for the Distributed Products ..........        8
   4.2     Prices .....................................................        9
   4.3     Payment ....................................................        9
   4.4     Risk of Loss ...............................................        9
   4.5     Warranty ...................................................        9
   4.6     No Warranties ..............................................        9
   4.7     Claims Procedures ..........................................       10

                                    ARTICLE V

                          OBLIGATIONS OF THE PURCHASER

   5.1     Sales Promotion ............................................       10
   5.2     Maintenance of Inventory ...................................       11
   5.3     Facilities and Personnel ...................................       11
   5.4     Promotional Materials; Trade Shows .........................       11
   5.5     Minimum Annual Purchases ...................................       12
   5.6     Aftermarket Support ........................................       13
   5.7     Import and Export Licenses, Exchange Controls, and
           Other Governmental Approvals, Compliance ...................       14
   5.8     Local Law ..................................................       14
   5.9     Health, Safety, and Environmental Standards;
           Labeling ...................................................       14
   5.10    Alteration .................................................       15
   5.11    Indemnification ............................................       15
   5.12    Insurance ..................................................       15

                                   ARTICLE VI

                            OBLIGATIONS OF THE SELLER

   6.1     Sales Support ..............................................       15
   6.2     Advertising Programs .......................................       15
   6.3     Notification of Changes ....................................       16
   6.4     Assistance .................................................       16
   6.5     Regulatory Agencies and Governmental Approvals .............       16

                                   ARTICLE VII

                                      AUDIT


                                  ARTICLE VIII

                               PATENT INFRINGEMENT
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
                                   ARTICLE IX

                     CONFIDENTIALITY AND PROPRIETARY RIGHTS

   9.1     Confidential Information ...................................       18
   9.2     Use of Confidential Information ............................       18
   9.3     Trademarks, Internet Domain Names and Trade Names ..........       18
   9.4     Protection of Proprietary Rights ...........................       19

                                    ARTICLE X

                              TERM AND TERMINATION

  10.1     Term .......................................................       19
  10.2     Termination ................................................       19
  10.3     Rights of Parties on Termination ...........................       20
  10.4     Orders After Termination ...................................       21
  10.5     Limitation of Remedies .....................................       21

                                   ARTICLE XI

                     RESOLUTION BY NEGOTIATION; ARBITRATION

  11.1     Resolution by Negotiation ..................................       21
  11.2     Settlement by Arbitration ..................................       22

                                   ARTICLE XII

                                  FORCE MAJEURE

  12.1     Force Majeure Conditions and Allocation ....................       22
  12.2     Purchaser's Obligations ....................................       22
  12.3     Notification and Remedy ....................................       22

                                  ARTICLE XIII

                                  SEVERABILITY

  13.1     Compliance with EC Regulation ..............................       23
  13.2     Remedy .....................................................       23

                                   ARTICLE XIV

                               GENERAL PROVISIONS

  14.1     Entire Agreement ...........................................       23
  14.2     Notices ....................................................       23
  14.3     Nonassignment ..............................................       24
  14.4     Language ...................................................       24
  14.5     Applicable Law .............................................       24
  14.6     Waiver .....................................................       24
  14.7     Headings ...................................................       25
  14.8     Counterparts ...............................................       25
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
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                              LIST OF EXHIBITS
                              ----------------
      Exhibit A         -     Distributed Products
      Exhibit B         -     Manufactured Products
      Exhibit C         -     Thuasne Products
      Exhibit D         -     Countries
      Exhibit E         -     Standard Warranty Policy


      Annex I           -     Graham-Field Accounts

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            THIS AGREEMENT is made as of this ____ day of September, 1997, by and among Graham-Field Health Products, Inc. ("Graham-Field"), a Delaware corporation, and Thuasne, a _________ corporation.

                                    RECITALS

            WHEREAS, Graham-Field is engaged in the business of manufacturing and assembling certain products (the "Manufactured Products"), and marketing and selling certain distributed products (the "Distributed Products");

            WHEREAS, the Manufactured Products and the Distributed Products are collectively referred to hereinafter as the "Graham-
Field Products";

            WHEREAS, Thuasne is engaged in the business of manufacturing, marketing, and selling certain products (the "Thuasne Products");

            WHEREAS, Graham-Field desires to market and distribute the Thuasne Products, and Thuasne desires to market the Graham-Field Products, on an exclusive basis in the respective Territories (as hereinafter defined);

            WHEREAS, Graham-Field desires to appoint Thuasne as the exclusive distributor of the Graham-Field Products, and Thuasne desires to appoint Graham-Field as the exclusive distributor of the Thuasne Products in the respective Territories;

            NOW, THEREFORE, in consideration of their mutual covenants and agreements contained herein, and the mutual benefits to be derived herefrom, the parties, intending to be legally bound, hereby covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 AFFILIATES. The term "Affiliates" shall have the meaning ascribed to such term in Rule 405 of the Securities Act of 1933, as amended.

            1.2 AGREEMENT. The term "Agreement" when used herein means this document and any annex, exhibit, attachment, schedule, addendum, or modification hereto, unless the context otherwise indicates.

            1.3 CONFIDENTIAL INFORMATION. The term "Confidential Information" when used herein means all communications or data, including, but not limited to, all know-how, designs, drawings, hardware, software, specifications, catalogs, data sheets, sales and technical bulletins, lists and information pertaining to
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customers and sources of supply, cost, pricing and marketing information, service manuals, mechanical diagrams, any translations, compilations or other derivative materials, and all other information, whether or not reduced to writing, relating to the design, manufacture, use, service and marketing of the Products, as well as technical information and data, inventories, strategies, trade secrets and any other information relating to Graham-Field or Thuasne or to their respective Affiliates, as the case may be, that may be divulged to or learned by Graham-Field or Thuasne, as the case may be, in the course of its performance of this Agreement and that is not generally known in the trade.

            1.4 COST. The term "Cost" means the "fully-burdened" manufacturing cost of the Manufactured Products, as determined in accordance with U.S. generally accepted accounting principles; with respect to the Distributed Products, Graham-Field's "fully-landed" cost of the Distributed Products (excluding freight, transportation and other similar charges related to the purchase of such products which are shipped directly from Import Suppliers); and, with respect to the Thuasne Products, Thuasne's "fully-landed" or "fully-burdened" manufacturing cost, as the case may be, of Thuasne's Products, as determined in accordance with U.S. generally accepted accounting principles. Notwithstanding anything to the contrary contained herein, Graham-Field shall use its best efforts to attempt to reduce the Cost of the Graham-Field Products during the term of this Agreement; provided, however, the failure by Graham-Field to reduce the Cost of the Graham-Field Products shall not constitute a breach of the terms and provisions of this Agreement.

            1.5 CUSTOMER. The term "Customer(s)" when used herein means any customer of Thuasne or Graham-Field, as the case may be.

            1.6 DISTRIBUTED PRODUCTS. The term "Distributed Products" includes only those products identified on Exhibit A attached hereto, as supplemented or modified from time to time by the parties.

            1.7 GRAHAM-FIELD PRODUCTS. The term "Graham-Field Products" means collectively only the Manufactured Products and the Distributed Products of Graham-Field.

            1.8 GROSS PROFIT. The term "Gross Profit" shall mean the excess of the price paid by Thuasne to purchase the Graham-Field Products over the Cost of the Graham-Field Products.

            1.9 IMPORT SUPPLIER. The term "Import Supplier" shall have the meaning ascribed to it in Section 4.1 of this Agreement.

            1.10 MANUFACTURED PRODUCTS. The term "Manufactured Products" includes only those products identified on Exhibit B


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attached hereto, as supplemented or modified from time to time by the parties.

            1.11 MINIMUM ANNUAL PURCHASES. The term "Minimum Annual Purchases" has the meaning ascribed to it in Section 5.5 of this Agreement.

            1.12 PRODUCTS. The term "Products" when used herein means the Graham-Field Products with respect to which Thuasne is acting as the exclusive distributor and the Thuasne Products with respect to which Graham-Field is acting as the exclusive distributor, as provided herein.

            1.13 PURCHASER. The term "Purchaser" shall mean either Graham-Field or Thuasne in their respective roles as exclusive distributor of the other party's products as provided herein.

            1.14 SELLER. The term "Seller" shall mean either Graham-Field or Thuasne in their respective roles as supplier of its Products, as defined in this Agreement, to the other party.

            1.15 THUASNE PRODUCTS. The term "Thuasne Products" means collectively only those products identified on Exhibit C attached hereto, as supplemented or modified from time to time by the parties.

            1.16 TERRITORIES. The term the "Territories" when used herein means the United States of America (including territories and possessions) and Canada with respect to the exclusive distribution by Graham-Field of the Thuasne Products and Eastern Europe, Western Europe and the countries set forth on Exhibit D with respect to the exclusive distribution by Thuasne of the Graham-Field Products.

                                   ARTICLE II

                              APPOINTMENT AND SCOPE

            2.1 APPOINTMENT. Graham-Field hereby appoints Thuasne as the exclusive independent distributor of the Graham-Field Products, and Thuasne hereby appoints Graham-Field as the exclusive independent distributor of the Thuasne Products, in the respective Territories. The parties hereby accept their appointment and agree to diligently devote their best efforts to the performance of such duties.

            2.2 EXCLUSIVITY. For purposes of Section 2.1 hereof, the term "exclusive" means that as long as each party is in full compliance with its obligations hereunder, (a) each party shall not appoint any other agent, representative or distributor for the promotion or sale of its Products in the respective Territories and shall further refrain from selling the Products


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in the respective Territories directly other than through the other party, and
(b) the parties shall not represent, lease or sell in the respective Territories any products comparable to, competitive with, equivalent to, intended to be used with or that are part of, the Products, and shall further refrain from purchasing any such Products from any other entity or person for sale, lease or representation in the respective Territories. The parties shall not be responsible for transgression of the other's exclusive rights hereunder by third parties not controlled by the parties.

            2.3 DISTRIBUTION OUTSIDE TERRITORY. Neither party nor any of its Affiliates (collectively, the "Affiliates") shall offer, sell, distribute, market or otherwise introduce the other party's Products into territories outside the respective applicable Territories, and each party shall use such efforts as it considers commercially reasonable to ensure that no Products of the other party are offered, sold, distributed, marketed or otherwise introduced outside the respective applicable Territories of each party as provided herein.

            2.4 AGENTS AND SUBDISTRIBUTORS. The parties have authority to appoint any subagent, subdistributor, or other similar person to promote the sale of the Products in the respective Territories or to otherwise perform any of their obligations hereunder.

            2.5 INDEPENDENT PURCHASER STATUS. The parties are to be independent purchasers and sellers respectively of the Products. The parties shall not be considered agents or legal representatives of the other for any purpose, and none of the Affiliates shall be, or be considered, an agent or employee of the other party. The Affiliates are not being granted and shall not exercise the right or authority or assume or create any obligation or responsibility, including without limitation contractual obligations and obligations based on warranties or guarantees, on behalf of or in the name of the other party.

            2.6 OPERATIONS AND EXPENSES. Each party under this Agreement will have sole control and management of its operations. Except as otherwise provided herein, each party shall be responsible for, and shall hold the other harmless from and against, all of its own expenses and employees. Subject to the terms and conditions contained in this Agreement, each party shall provide, at its own expense, such office space and facilities, and hire and train such personnel, as may be required to carry out its obligations under this Agreement. The parties agree that they shall incur no expense chargeable to the other, except as may be specifically authorized in advance in writing in each case by the other.


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            2.7 APPOINTMENT OF PRODUCT MANAGER FOR THUASNE PRODUCTS. The parties shall mutually appoint and hire within thirty (30) days of the date hereof a Product Manager to be employed on the books and records of Graham-Field as a Product Manager primarily responsible for Graham-Field's sale, marketing and distribution of the Thuasne Products in the applicable Territory. The responsibilities of the Product Manager will be mutually developed between the parties. Notwithstanding the foregoing, all costs associated with the employment by Graham-Field of the Product Manager, including, but not limited to, all salary, perquisites, benefits, medical and insurance and other benefits (collectively, the "Compensation Benefits") shall be shared equally between the parties; provided, however, all costs, expenses and Compensation Benefits associated with the (i) training of the Product Manager with respect to the Thuasne Products and (ii) travel to and from France and all living expenses of the Product Manager in France during such training, shall be borne solely and exclusively by Thuasne.

            2.8 ADVERTISING COSTS FOR THUASNE PRODUCTS. All costs and expenses associated with advertising, promotional, catalogs and other marketing materials related to the Thuasne Products shall be shared equally between the parties; provided, however, in no event shall such costs and expenses exceed $25,000 (U.S. dollars) on an annual basis.

                                   ARTICLE III

                  TERMS AND CONDITIONS OF SALE FOR MANUFACTURED
                          PRODUCTS AND THUASNE PRODUCTS

            3.1 FIRM PURCHASE ORDERS FOR MANUFACTURED PRODUCTS AND THUASNE PRODUCTS. All orders for the Manufactured Products and Thuasne Products shall be evidenced by the parties' firm purchase orders and shall be subject to all of the provisions set forth in this Article III and in the parties' then current terms and conditions of sale. Simultaneously with the signing of this Agreement, Thuasne shall deliver to Graham-Field firm orders for the purchase of Manufactured Products, and Graham-Field shall deliver to Thuasne firm orders for the purchase of the Thuasne Products, during the first two (2) calendar months of the term of this Agreement (with requested ship dates of not less than forty-five (45) days after the other's receipt of the orders) and an estimate of the purchase requirements for the Manufactured Products and Thuasne Products during the following three (3) calendar months of the term of this Agreement. On or prior to the last business day of the first and each following calendar month of the term of this Agreement, the parties will place firm orders for the purchase of the Manufactured Products and Thuasne Products during the next calendar month of the term of this Agreement (with requested ship dates of not less than forty-five (45) days after the other's receipt of orders) and provide an


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estimate of purchase requirements for the Manufactured Products and Thuasne
Products for the next three (3) calendar months of the term of this Agreement. By placing each order hereunder, the party confirms its agreement with and acceptance of all such terms and conditions. The time period for delivery of any order of Manufactured Products and Thuasne Products shall be in accordance with the delivery schedule agreed upon at the time of the party's acceptance of such order. No order for the Manufactured Products and Thuasne Products shall be binding on a party unless, and until, accepted by that party. Acceptance shall be evidenced in writing, signed by duly authorized personnel of the party.

            3.2 PRICES. Thuasne shall purchase the Graham-Field Products identified on Exhibit B for a purchase price (F.O.B. shipping point) equal to one hundred ten percent (110%) of Cost, and with respect to the Graham-Field Products marketed under the names "LaBac" or "Cain & Able" (or any derivations thereof) for a purchase price (F.O.B. shipping point) equal to one hundred twenty percent (120%) of Cost. Graham-Field shall purchase the Thuasne Products for a purchase price (F.O.B. Shipping point) equal to one hundred ten percent (110%) of Cost. All prices and amounts payable under this Section 3.2 and under any other section of this Agreement are expressed and shall be payable in U.S. dollars. The Purchaser shall bear and pay for all export and shipping charges including, but not limited to, export packing and packaging charges, freight, shipping costs, warehousing, demurrage, lighterage, insurance, consular fees, and customs duties.

            3.3 PAYMENT. Unless otherwise agreed to by the parties in writing, the payment for the purchase price of the Products shall be by wire transfer of immediately available funds within forty-five (45) days after delivery F.O.B. shipping point, or by an irrevocable documentary letter of credit issued in favor of the Seller, the terms and conditions of which shall be as agreed upon by the parties, confirmed by a major commercial bank with a worldwide reputation reasonably acceptable to the parties, payable upon presentation of required documentation at sight, forty five (45) days after delivery F.O.B. shipping point. Notwithstanding the foregoing payment terms, payment for the purchase price of the Products may be made within one hundred and five (105) days after delivery F.O.B. shipping point, provided interest on the outstanding unpaid balance of the purchase price is paid to the Seller at the rate of one (1) percent per thirty (30) day period commencing on the forty-fifth (45th) day following delivery F.O.B. shipping point; provided, however, in no event shall such payment be made later than one hundred and five (105) days following delivery F.O.B. shipping point.

            3.4 RISK OF LOSS. Risk of loss of or damage to the Products shall pass to the Purchaser when such products are


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delivered F.O.B. shipping point, and the Purchaser shall arrange insurance accordingly. At the request and expense and on behalf of the Purchaser, the Seller shall undertake to deliver or cause to be delivered the Products F.O.B. shipping point to an appropriate port of exit in the U.S. or in France, as the case may be, in accordance with the Purchaser's written instructions. The Seller's actions in that regard shall be for and on behalf of the Purchaser and at no time after delivery of the Products F.O.B. shipping point as provided above shall the risk of loss thereof and/or damage thereto be vested in the Seller. However, at the express written request, direction and cost of the Purchaser, the Seller shall cause to be provided an all-risks warehouse-to-warehouse policy of marine insurance, or such other insurance as is appropriate to cover loss of or damage to the Products in transit.

            At its own expense, the Purchaser shall cooperate fully with the Seller in effecting the shipment from the port of exit of the Products to be delivered pursuant to this Agreement. The Seller shall use its best efforts to provide the Purchaser with all necessary documents and information reasonably requested by the Purchaser in connection with its performance under this Section.

            3.5 WARRANTY. The Products delivered by the Seller to the Purchaser pursuant to this Agreement shall be warranted by the Seller to be free from defect in materials and workmanship in accordance with the Seller's standard warranty terms in effect at the time of shipment. A copy of each Seller's standard warranty terms in effect for the Products as of the date of this Agreement is attached hereto as Exhibit E. The Seller shall provide the Purchaser with copies of any changes or modifications thereto during the life of this Agreement. Any claim for breach of warranty must be submitted within the specified warranty period. During said warranty period, the Seller shall, at the Seller's option, either replace or authorize repair of any of the Products (or parts of such Products), that are found to be defective. Any dispute that arises regarding the nature or existence of a defect shall be settled through the use of a third party inspection service that is mutually agreeable to the parties. The Purchaser shall promptly return or dispose of defective Products or parts as the Seller shall direct. In no event shall the Seller's liability for breach of warranty exceed the replacement cost of any defective product or part.

            The Purchaser may not extend the Seller's warranty to Customers in connection with the sale of the Products. The Purchaser shall not in any way alter the Products (nor the parts or components thereof) without the prior written authorization of the Seller, nor extend any warranty nor make any representation regarding the Products other than those contained in the Seller's then current warranty. Any warranty given by the Purchaser with


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
respect to the Products that have been altered without prior written authorization or any such additional warranty or representation shall not be binding on the Seller. Claims by the Purchaser in regard to any defect in the Products shall be made pursuant to claim procedures set forth in Section 3.7.

            3.6 NO OTHER WARRANTIES. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE. UNDER NO CIRCUMSTANCES SHALL THE SELLER BE SUBJECT TO ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR CONTINGENT DAMAGES WHATSOEVER WITH RESPECT TO CLAIMS MADE HEREUNDER OR BY ANY PURCHASER OR USER OF THE PRODUCTS.

            3.7 CLAIMS PROCEDURES. Any claim against the Seller for shortages in or damages to the Products shipped to the Purchaser shall be made in accordance with the Seller's damaged cargo procedures and other written instructions conveyed to the Purchaser by the Seller from time to time. Any other claims against the Seller arising out of the Products sold to the Purchaser shall be made within thirty (30) calendar days after the Purchaser first knows or has reason to know of such claim. All such claims shall be submitted to the Seller in writing and shall set forth in sufficient detail for the Seller to ascertain the basis and amount of such claim against the Seller. Failure by the Purchaser to provide proper documentation to support an insurance claim resulting in total or partial denial of coverage shall render the Purchaser liable to the Seller for amounts unpaid. Any dispute that arises regarding the nature or existence of any shortage or damage shall be settled through the use of a third party inspection service that is mutually agreeable to the parties.


                                   ARTICLE IV

            TERMS AND CONDITIONS OF SALE OF THE DISTRIBUTED PRODUCTS

            4.1 FIRM PURCHASE ORDERS FOR THE DISTRIBUTED PRODUCTS. Graham-Field shall provide Thuasne with access to Graham-Field's suppliers of the Distributed Products (the "Import Suppliers"), and Graham-Field will use its best efforts to enable Thuasne to purchase the Distributed Products directly from the Import Suppliers; provided, however, in the event Thuasne is unable for any reason to purchase such Distributed Products from the Import Suppliers, Graham-Field will purchase such products on behalf of Thuasne and directly supply such products to Thuasne. All orders for the Distributed Products shall be evidenced by firm purchase orders, which shall be placed directly with the Import Suppliers or Graham-Field, as the case may be. The time period for delivery of any order of the Distributed Products shall be in


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
accordance with the delivery schedule agreed upon between the Import Supplier and Thuasne or between Graham-Field and Thuasne, as the case may be.

            4.2 PRICES. Thuasne shall purchase the Distributed Products for a purchase price equal to Graham-Field's Cost of the Distributed Products. Thuasne shall bear and pay for all export and shipping charges including, but not limited to, export packing and packaging charges, freight, shipping costs, warehousing, demurrage, lighterage, insurance, consular fees, and customs duties.

            4.3 PAYMENT. Unless otherwise agreed to by the Import Supplier and Thuasne, the payment for the purchase of the Distributed Products shall be upon the terms and conditions as provided by the Import Supplier to Graham-Field, as modified from time to time, or upon the terms and conditions as provided in
Section 3.3 in the event Graham-Field directly supplies the Imported Products to Thuasne. Simultaneously with payment by Thuasne of the purchase price for the Distributed Products (whether to Graham-Field or Import Suppliers), Thuasne shall pay Graham-Field an administrative fee in an amount equal to the product of (i) four (4) percent and (ii) the Cost of the Distributed Products.

            4.4 RISK OF LOSS. Risk of loss of or damage to the Distributed Products shall pass to Thuasne upon terms and conditions mutually agreed upon between Thuasne and the Import Supplier, or upon the terms and conditions as provided in Section 3.4 in the event Graham-Field directly supplies the Imported Products to Thuasne. At its own expense, Thuasne shall cooperate fully with the Import Supplier or Graham-Field, as the case may be, in effecting the shipment of the Distributed Products to be delivered to Thuasne.

            4.5 WARRANTY. All Distributed Products delivered to Thuasne pursuant to this Agreement shall be warranted solely and exclusively by the Import Supplier to be free from defect in materials and workmanship in accordance with the Import Supplier's standard warranty terms in effect at the time of shipment. Any claim for breach of warranty must be submitted solely and exclusively to the Import Supplier within the specified warranty period, with a copy of such claim to Graham-Field. Thuasne agrees that Graham-Field shall have no liability with respect to any dispute that arises regarding the nature or existence of any defect relating to the Distributed Products. Graham-Field shall use reasonable efforts to cause the Import Suppliers to provide Thuasne with the same warranty conditions as those granted to Graham-Field by such Import Suppliers.

            4.6 NO WARRANTIES. GRAHAM-FIELD PROVIDES NO WARRANTIES, EXPRESS OR IMPLIED, WHATSOEVER, INCLUDING BUT NOT


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LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR
PURPOSE, FOR THE DISTRIBUTED PRODUCTS. UNDER NO CIRCUMSTANCES SHALL GRAHAM-FIELD BE SUBJECT TO ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR CONTINGENT DAMAGES WHATSOEVER WITH RESPECT TO CLAIMS MADE HEREUNDER OR BY ANY PURCHASER OR USER OF THE DISTRIBUTED PRODUCTS.

            4.7 CLAIMS PROCEDURES. Any claim for shortages in or damages to the Distributed Products shall be made solely and exclusively with the Import Supplier. Any dispute that arises regarding the nature or existence of any shortage or damage relating to the Distributed Products shall be settled upon and terms and conditions to be mutually agreed upon between Thuasne and the Import Supplier.


                                    ARTICLE V

                          OBLIGATIONS OF THE PURCHASER

            5.1 SALES PROMOTION. The Purchaser shall diligently devote its best efforts to distribute, sell, market, promote, service, support and maintain the Products within the respective Territories and shall develop the largest possible market for the sale of the Products in the respective Territories, entirely at its own expense. For that purpose, the Purchaser hereby undertakes to conduct the following activities:

            A. Marketing Analysis: The Purchaser shall, on each June 30th and January 1st during the term of this Agreement, provide the Seller with a written analysis of the business and marketing conditions within the respective Territory with respect to the sale of the Products in the respective Territories. The Purchaser's analysis shall include information on all pertinent market conditions and developments as well as an assessment of the Purchaser's position relative to the Purchaser's competitors.

            B. Marketing Reporting Requirements: The Purchaser shall submit to the Seller a marketing plan and shall also furnish sales forecasts to the Seller on each June 30th and January 1st during the term of this Agreement. The Purchaser shall also submit written reports to the Seller summarizing the Purchaser's activities relative to marketing, service and general product support for the Products in such form, and containing such information with respect thereto, as the Seller may reasonably request from time to time. The first such report shall be submitted to the Seller six (6) months after the date of this Agreement and periodically thereafter as the Seller may reasonably request from time to time.

            5.2 MAINTENANCE OF INVENTORY. Within ninety (90) days following the date of this Agreement and continuing thereafter until the termination hereof, the Purchaser shall maintain an adequate stock of the Products for resale within the respective Territories as agreed upon between the Purchaser and the Seller from time to time, along with an adequate stock of spare parts as will permit the Purchaser to provide proper maintenance and service for the Products in the respective Territories as provided in Section 5.6 hereof.

            5.3 FACILITIES AND PERSONNEL. The Purchaser shall maintain, at its own expense, such office space and facilities as may be required to carry out its obligations under this Agreement. The Purchaser represents that it will continue to have at all times throughout the term of this Agreement, an adequate number of trained and competent sales and service personnel to fully perform its obligations hereunder. The Seller may, in its discretion, provide at its own expense sales and/or service training courses to assist employees of the Purchaser in their sale and/or service of the Products. If the Seller provides such training courses, the Purchaser shall require its personnel performing functions covered by any training course to attend said courses. All costs or expenses incurred by the Purchaser in attending or participating in such training courses shall be for the account of the Purchaser. The Seller shall not be liable to reimburse the Purchaser or its employees for transportation or any other expenses incurred in attending such training courses.

            5.4 PROMOTIONAL MATERIALS; TRADE SHOWS. The Purchaser shall maintain an adequate inventory of the Seller's current sales material and samples and shall use such materials and samples in an efficient and effective manner so as to promote the sale and maintain the image and goodwill of the Products in the respective Territories. The Purchaser shall not use any advertising or promotional materials to promote the other party's Products that have not been provided by the Seller unless the Purchaser shall have first obtained from the Seller its prior written approval of such materials. The Seller shall, at its sole cost and expense, prepare translations of the Seller's sales literature into the languages utilized in the respective Territories and submit such translation to the Purchaser for its prior approval. The Purchaser shall, at its sole cost and expense, attend such trade shows in its respective Territory as to diligently develop the largest possible market for the sale of the other party's Products; provided, however, to the extent Graham-Field has, prior to the execution of this Agreement, prepaid the costs of future trade shows in the territory pursuant to which Thuasne will market the Graham-Field Products as provided herein, Thuasne shall be required to reimburse Graham-Field for all prepaid costs of Graham-Field associated with such trade shows.

            5.5   MINIMUM ANNUAL PURCHASES.

            A. During each calendar year of the term of this Agreement commencing on January 1, 1998, Thuasne shall be required to purchase the following minimum quantities of Graham-Field Products (the "Minimum Annual Purchases") as set forth below:

                                                            MINIMUM ANNUAL
                                                              PURCHASES
                  CALENDAR YEAR                             (U.S. DOLLARS)
                  -------------                             --------------
      January 1, 1998 - December 31, 1998                   $ 2,600,000*
      January 1, 1999 - December 31, 1999                   $ 7,000,000
      January 1, 2000 - December 31, 2000                   $ 8,400,000
      January 1, 2001 - December 31, 2001                   $10,080,000
      January 1, 2002 - December 31, 2002                   $12,096,000

            i. Notwithstanding the foregoing, if Thuasne's actual purchases (the "Actual Purchases") during any calendar year of the term of this Agreement ending after December 31, 1998 exceed the Minimum Annual Purchases for such year, the Minimum Annual Purchases for the immediately succeeding calendar year (an "Initial Adjusted Year") shall be adjusted to equal the product of (a) one hundred twenty (120) percent and (b) the Actual Purchases during such preceding calendar year, and the Minimum Annual Purchases for each succeeding calendar year following an Initial Adjusted Year shall be adjusted to equal the greater of (i) one hundred twenty (120) percent of the Minimum Annual Purchases (as adjusted as provided herein for an Initial Adjusted Year) for the most recently ended calendar year or (ii) one hundred twenty (120%) percent of the Actual Purchases for the most recently ended calendar year. For example, if in the calendar year ending December 31, 1999, the Actual Purchases are eight million dollars ($8,000,000) (in excess of the Minimum Annual Purchases for the calendar year ending December 31, 1999), then the Minimum Annual Purchases for the calendar years ending December 31, 2000, 2001, and 2002 would be $9,600,000 (1.20 x $8,000,000), $11,520,000 (1.20 x $9,600,000), and $13,824,000 (1.20 x
$11,520,000), respectively.

            ii. In the event Thuasne purchases less than ninety (90) percent of the Minimum Annual Purchases, as modified as provided herein, in any calendar year during the term of this Agreement, Graham-Field may, at its sole and exclusive option,

--------

* The Minimum Annual Purchases for the calendar year ending December 31, 1998 shall include the Graham-Field accounts set forth on Annex I attached hereto, which shall be transferred to Thuasne as of the date hereof, subject to the terms and conditions of this Agreement.

(a) modify Thuasne's appointment to a non-exclusive arrangement or (b) terminate this Agreement effective immediately upon notice to Thuasne pursuant to Section 10.2E.

            iii. In the event Thuasne purchases ninety (90) percent or more of the Minimum Annual Purchases in any calendar year, as adjusted as provided herein, but less than one hundred (100) percent of such Minimum Annual Purchases, Thuasne shall be required to pay Graham-Field within thirty (30) days following such calendar year an amount equal to the product of (a) ten (10) percent and (b) the difference between (x) the Minimum Annual Purchases for such year, as modified as provided herein, and (y) Actual Purchases for such year.

            B. Within three (3) months of the date hereof, the parties shall use their reasonable efforts to establish minimum annual purchase requirements pursuant to which Graham-Field shall be required to purchase certain minimum quantities of Thuasne Products during each calendar year of the term of this Agreement.

            5.6 AFTERMARKET SUPPORT. Subject to the provisions of this Agreement the Purchaser shall provide full and complete service incident to the sale of the Products in the respective Territories, including (i) maintaining offices in the respective Territories with telex or telefax facilities that shall be staffed by the necessary managerial, secretarial, and technical personnel and shall otherwise be suitable for the receipt, repair, and return of defective Products; (ii) hiring and retaining skilled technical personnel with adequate experience in the maintenance and repair of the Products and, when requested by the Seller, sending a representative of such technical personnel, at the Purchaser's sole expense, to the Seller's facilities for any required training or development, (iii) purchasing from the Seller and maintaining an adequate supply of spare and replacement parts for the Products as provided in Section
5.2 hereof, (iv) purchasing and maintaining any special tools or machinery necessary for the repair of the Products, and (v) administering and processing warranty claims. The Purchaser will perform warranty repair services on the Products sold in the respective Territories in accordance with the Seller's standard service and repair price policies from time to time prescribed. The Purchaser shall be responsible for all warranty repair services, and will indemnify and hold the Seller harmless from and against all claims, losses, expenses, and liabilities relating to or arising out of the rendering of such services. The Purchaser may charge back the cost thereof to the Seller in accordance with the Seller's warranty policies, and the Seller will pay the Purchaser the amount of such chargeback within thirty (30) days following the date of issuance of the Purchaser's invoices therefor.

            5.7 IMPORT AND EXPORT LICENSES, EXCHANGE CONTROLS, AND OTHER GOVERNMENTAL APPROVALS, COMPLIANCE. The Purchaser shall, at its expense, obtain and maintain any and all import and export licenses and governmental approvals that may be necessary to permit the sale by the Seller and the purchase by the Purchaser of the Products hereunder, comply with all registration requirements in the respective Territories, obtain such approvals from the banking and other governmental authorities of the respective Territories as may be necessary to guarantee payment of all amounts due hereunder to the Seller in U.S. Dollars, and comply with any and all governmental laws, regulations, and orders that may be applicable to the Purchaser by reason of its execution of this Agreement including any requirement to be registered as the Seller's exclusive distributor with any governmental authority, and including any and all laws, regulations, or orders that govern or affect the Products, including the ordering, export, shipment, import, sale (including government procurement), delivery, or redelivery of the Products in the respective Territories. The Purchaser shall furnish the Seller with such documentation as the Seller may request to confirm the Purchaser's compliance with this Section 5.7 and agrees that it shall not engage in any course of conduct that, in the Seller's reasonable belief, would cause the Seller to be in violation of the laws, regulations or orders of any jurisdiction. Notwithstanding the foregoing, the Seller shall be solely responsible for (i) the application and registration of all Intellectual Property and (ii) the recordal of this Agreement, the License Agreement, and the Purchaser as an authorized user of the Intellectual Property and (iii) the deposit of any intellectual property registration with Customs authorities, both in the respective Territories and outside the respective Territories. Purchaser shall not undertake any of the foregoing without the prior written consent of the Seller.

            5.8 LOCAL LAW. The Purchaser shall notify the Seller of the existence and content of any mandatory provision of law in the respective Territories or any other applicable law that conflicts with any provision of this Agreement at the time of its execution or thereafter.

            5.9 HEALTH, SAFETY, AND ENVIRONMENTAL STANDARDS; LABELING. The Purchaser agrees to advise the Seller fully with respect to all health, safety, environmental, and other standards, specifications, and other requirements imposed by law, regulation, or order in the respective Territories and applicable to the Products. The Purchaser shall also advise the Seller of all instructions, warnings, and labels applicable to the Products that are necessary or desirable under laws, regulations, or industry standards or practices in the respective Territories. The Seller shall be entitled to increase the prices charged to the Purchaser immediately by the amount of any increase in the Cost attributable to compliance with any such safety standards, specifications, labels or other requirements.

            5.10 ALTERATION. The Purchaser agrees not to alter or modify the Products, trademark packaging, manuals, promotional and advertising materials, in whole or in part, whether to comply with applicable local standards or otherwise, without first obtaining the express written consent to and approval of each such alteration or modification from the Seller.

            5.11 INDEMNIFICATION. The Purchaser agrees to indemnify and hold the Seller, its officers, directors, employees, successors, and assigns harmless from and against all losses, damages, or expenses of whatever form or nature, including attorneys' fees and other costs of legal defense, whether direct or indirect, that they, or any of them, may sustain or incur as a result of any acts or omissions of the Purchaser or any of its directors, officers, employees, or agents, including, but not limited to, (i) breach of any of the provisions of this Agreement, (ii) negligence or other tortious conduct, (iii) representations or statements not specifically authorized by the Seller herein or otherwise in writing, or (iv) violation by the Purchaser (or any of its directors, officers, employees or agents) of any applicable law, regulation or order.

            5.12 INSURANCE. The Purchaser shall maintain in effect during the term hereof and for a period of no less than five (5) years thereafter appropriate liability insurance policies with an internationally recognized carrier providing coverage of not less than U.S. five (5) million dollars. Such policies shall include the Seller as an additional named insured, provide for a waiver of subrogation rights against the Seller, contain no cross-liability exclusion, and require the Seller to receive not less than sixty (60) days' notice of any modification or termination of coverage.

                                   ARTICLE VI

                            OBLIGATIONS OF THE SELLER

            6.1 SALES SUPPORT. The Seller shall, at its sole cost and expense, provide the Purchaser with sales and marketing information applicable to the Products and shall furnish such catalogs, specifications, promotional literature, and other materials pertaining to the Products as are available from time to time.

            6.2 ADVERTISING PROGRAMS. The Purchaser shall be entitled to participate in such advertising programs, allowances, and other arrangements as the Seller makes generally available to its distributors during the term hereof.

            6.3 NOTIFICATION OF CHANGES. With three (3) months prior notice, the Seller shall notify the Purchaser of any changes in or affecting the Products or prices, terms and conditions of sale, sales policies, projected delivery dates, schedule changes, and other matters that the Seller determines may affect the business of the Purchaser.

            6.4 ASSISTANCE. The Seller shall provide the Purchaser with reasonable access to and assistance of its technical, sales, and service personnel as the Seller deems appropriate. Such assistance shall be without charge to the Purchaser except as may be otherwise mutually agreed.

            6.5 REGULATORY AGENCIES AND GOVERNMENTAL APPROVALS. The Seller shall prepare and submit all documents required by applicable regulatory agencies for approval to market the Products in the respective Territories. Purchaser shall cooperate fully with Seller and such regulatory agencies in the effort to obtain approval to market the Products, including without limitation providing such information and other cooperation as may be required or necessary for such approvals. The parties recognize that approval may be delayed or postponed by a regulatory agency through no fault of the parties, and it is agreed that any such delay or postponement shall not constitute a default under this Agreement.

            Graham-Field, at its sole cost and expense, will use commercially reasonable efforts to obtain such certification (by a recognized certification organization) and be in compliance with all "CE" marking requirements on or before June 30, 1998, as reasonably necessary to enable Thuasne to market the Products in its respective Territory. Thuasne shall provide such support and assistance requested by Graham-Field as Thuasne is able, including consulting services by Thuasne's employees with prior experience in obtaining such certifications at no cost or charge to Graham-Field. Once any such certification is obtained, Graham-Field shall maintain such certification throughout the term of this Agreement.

            The Seller and/or Purchaser, as the case may be, shall advise the other from time to time of the status of regulatory review of any submitted documents by either party in connection with such party's fulfilling its obligations to obtain regulatory approvals, as provided herein, and any consequential revision of any expected approval date.

            Each party shall obtain and maintain in full force and effect all appropriate regulatory filings, authorizations, approvals and consents and shall maintain all documents and records relating to its responsibilities with respect to the Products. Each party shall promptly forward to the other party all notices of adverse findings with respect to Products that it receives, and shall cooperate fully with the other party in investigating each such incident.

                                   ARTICLE VII

                                      AUDIT

            During the term of this Agreement, the Seller and the Purchaser hereby agree to maintain separate books and records relating to the transactions contemplated by this Agreement, and that each party shall have the right once a year and upon ninety (90) days' prior written notice to inspect the books and records of the other party as such books and records solely relate to the transactions contemplated by this Agreement. All information relating to the cost of the Products will be kept confidential to the parties.


                                  ARTICLE VIII

                               PATENT INFRINGEMENT

            The Seller makes no warranty or representation that the sale and/or customary use of the Products will not infringe enforceable letters patent issued to other persons or valid trade secrets, proprietary information, trademark, copyright or patent rights of other persons, but the Seller is unaware of any claim or threat of any claim that the sale and/or customary use of the Products would so infringe such rights of any other person. Provided that the Purchaser (i) uses the Products in accordance with the terms of this Agreement and (ii) notifies the Seller immediately in writing of any claim or threatened claim by any third party that the Purchaser's or its Customer's use of any of the Products infringes the rights of such third party and (iii) gives the Seller sole authority to defend or settle such claim and provides all necessary assistance and information with respect thereto, the Seller shall indemnify and hold the Purchaser harmless from and against any and all damages arising out of such claim awarded against the Purchaser by a court of competent jurisdiction by a final order that is not subject to further appeal. The Seller shall not be responsible for any settlement or compromise made without its consent. The Seller shall have no liability to the Purchaser under any provision of this Section if any infringement or claim thereof is based upon the use of any Products in connection or combination with any product not supplied by the Seller or upon a modification or alteration of such Products by the Purchaser or its Customer. If the sale and/or use of the Products pursuant to this Agreement becomes (or in the opinion of the Seller is likely to become) the subject of an infringement claim, the Seller may, at its option, (i) secure a right to sell pursuant to this Agreement, (ii) make modifications that would render the sale or use hereunder non-infringing, or (iii) remove the infringing product from the Products covered by this Agreement upon notice to the Purchaser. In no event shall the Seller be liable hereunder for any indirect or consequential damages of any nature whatsoever, including without limitation for lost profits.

                                   ARTICLE IX

                     CONFIDENTIALITY AND PROPRIETARY RIGHTS

            9.1 CONFIDENTIAL INFORMATION. The Purchaser acknowledges that the Confidential Information comprises valuable trade secrets and is proprietary to the Seller. The Purchaser shall hold in strict confidence the Confidential Information and shall not disclose the same to any other person, firm, or corporation. The foregoing obligation shall not extend to information that is or must be divulged according to statutory, regulatory or other governmental requirements.

            9.2 USE OF CONFIDENTIAL INFORMATION. The Purchaser shall not use for any purpose other than implementation of this Agreement any portion of the Confidential Information or any patent, trademark, copyright or other Intellectual Property right of the Seller nor copy or imitate any of the Seller's designs of any of the Products. Acknowledging that the damages sustainable by the Seller as a consequence of any breach of the Purchaser's obligations under this Section 9.2 may be difficult to measure in monetary terms, the Purchaser hereby agrees that the Seller shall be entitled (i) to have the continuation of any such breach permanently enjoined and (ii) to an award of exemplary damages in an appropriate amount determined by arbitration as provided in Section 11.2.

            9.3 TRADEMARKS, INTERNET DOMAIN NAMES AND TRADE NAMES. All Products sold by the Purchaser shall bear the Seller's trademarks and trade names as indicated on Exhibit H hereto. Such trademarks, trade names and internet domain names shall be affixed to the Products and the packaging, labels, displays and sales and promotional literature associated therewith by the Seller, and the Purchaser shall not remove, alter or deface such trademarks, trade names and internet domain names. Any and all use of such trademarks and trade names shall inure solely to the benefit of the Seller. The Seller agrees that the Purchaser may affix to the Products the Purchaser's trade names, at the sole cost of the Purchaser. The Purchaser shall not directly or indirectly use or register any of the Seller's trademarks, trade names or internet domain names or any part thereof, or any mark or name confusingly similar thereto, as part of its corporate or business name or in any other manner, except that (i) the Purchaser may identify itself as an authorized distributor of the Seller and (ii) the Purchaser may use the Seller's trademarks, trade names and internet domain names relating to the Products for display purposes in connection with the solicitation of orders for the Products from Customers in the Territory and in any other manner previously approved by the Seller in writing. In addition, the Purchaser shall not register, record or deposit any of the Seller's trademarks, trade names or internet domain names or any mark or name similar thereto.

            9.4 PROTECTION OF PROPRIETARY RIGHTS. The Purchaser agrees to cooperate with and assist the Seller, at the Seller's request and expense, in the protection of trademarks, trade names, trade dress, internet domain names, patents, and copyrights owned by or licensed to the Seller and shall inform the Seller immediately of any infringements or other improper action with respect thereto, or of any related claims or allegations, that shall come to the attention of the Purchaser.

                                    ARTICLE X

                              TERM AND TERMINATION

            10.1 TERM. Unless terminated as provided in Section 10.2 below or by mutual written consent, the term of this Agreement shall commence on the date hereof and shall continue in full force and effect for an initial term expiring on December 31, 2002 and thereafter shall be automatically renewed for successive one-year terms unless terminated by either party by written notice to the other at least six (6) months prior to the expiration of the initial or any renewal term hereof.

            10.2 TERMINATION. This Agreement may be terminated prior to expiration of the initial or any renewal term hereof by written notice to the other party as follows:

            A. By either party, in the event the other party should fail to perform any of its material obligations hereunder and should fail to remedy such nonperformance within thirty (30) calendar days after receiving written demand therefor, unless such party is diligently pursuing the cure for such failure within such applicable time period;

            B. By either party, effective immediately, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership, or other insolvency proceedings or make an assignment or other arrangement for the benefit of its creditors, or if such other party should be nationalized or have any of its material assets expropriated;

            C. By the Seller, effective immediately, if the Purchaser should attempt to sell, assign, delegate, or transfer any of its rights and obligations under this

      Agreement without having obtained the Seller's prior written consent thereto (other than pursuant to the terms and provisions of Section 2.4);

            D. By Graham-Field, effective immediately pursuant to Section 5.5;

            E. By the Seller, effective immediately, if the Purchaser knowingly makes any false or untrue statements or representations to the Seller herein or in the performance of its obligations hereunder; and

            F. By either party in accordance with the terms contained in Section 12.3.

            G. By the Seller, in the event that Purchaser breaches any of its obligations hereunder with respect to the Confidential Information or the Seller's rights in and to the Intellectual Property.

            10.3 RIGHTS OF PARTIES ON TERMINATION. The following provisions shall apply on the termination or expiration of this Agreement.

            A. The Purchaser shall return to the Seller and immediately cease all use of Confidential Information previously furnished by the Seller and then in the Purchaser's possession or, if the Seller so requests, dispose of such Confidential Information and provide the Seller with written confirmation thereof. The Purchaser shall take such action as is necessary to terminate the Purchaser's registration as the Seller's sales representative with any governmental authority.

            B. All indebtedness of the Purchaser to the Seller shall become immediately due and payable without further notice or demand, which is hereby expressly waived, and the Seller shall be entitled to reimbursement for any reasonable attorneys' fees that it may incur in collecting or enforcing payment of such obligations.

            C. In the event of the nonrenewal or cancellation of this Agreement by the Seller, the Seller will, at its sole and exclusive option, either
      (i) repurchase from the Purchaser, at the net prices paid by the Purchaser any or all inventory of the Products originally purchased by the Purchaser from the Seller and remaining unsold by the Purchaser which are new, salable and in unopened, undamaged cartons or (ii) permit the Purchaser to sell the remaining unsold inventory of Seller.

            D. The Purchaser shall not be entitled to any payments in the nature of termination indemnities upon the nonrenewal or cancellation of this Agreement for any reason whatsoever, except as provided in Section 10.5 below. The Purchaser hereby expressly waives any special, additional, or statutory compensation or claim for damages, indemnities, or penalties to which it may be entitled under the laws of the Territory or any subdivision thereof, as a result of the nonrenewal or cancellation of this Agreement, with or without cause.

            E. The obligations of the Purchaser under Sections 5.12 and 5.13 and
      Article VIII and IX shall survive the nonrenewal or cancellation of this Agreement for any reason. The nonrenewal or cancellation of this Agreement shall be without prejudice to the rights and obligations of the parties which have accrued up to and including the date of termination.

            10.4 ORDERS AFTER TERMINATION. On and after the effective date of any nonrenewal or cancellation of this Agreement or the appointment granted herein, the Seller shall be obligated to deliver and the Purchaser shall be obligated to accept, only such quantities of the Products as may be needed to fulfill the Purchaser's orders outstanding at the effective date of termination.

            10.5 LIMITATION OF REMEDIES. Under no circumstances shall either party be liable to the other party by reason of termination or non-renewal of this Agreement for compensation, reimbursement, or damages for:

            A. Loss of prospective compensation; or

            B. Goodwill or loss thereof.

            Notwithstanding the foregoing, pursuant to the terms and provisions contained in Article XI, either party may seek recovery of reasonable expenditures incurred in reliance on this Agreement by reason of termination or non-renewal of this Agreement.

                                   ARTICLE XI

                     RESOLUTION BY NEGOTIATION; ARBITRATION

            11.1 RESOLUTION BY NEGOTIATION. Except in the event of any litigation or proceeding commenced by any third party against either party in which the other party is an indispensable party or potential third party defendant, and except for enforcement of any interim or preliminary remedy (to the extent such remedy is sought before an arbitration panel is duly appointed and convened), any dispute or controversy between the parties involving the interpretation, construction or application of any terms, covenants or conditions of this Agreement, or transactions under it, or any claim arising out of or relating to this Agreement, or transactions under it, shall, upon the request of one party served on the other, be submitted for resolution by senior executives designated by each party, who shall attempt to resolve such dispute or controversy in good faith and, in the event such resolution is not achieved within fifteen (15) U.S. working days of such request, shall be submitted to arbitration in accordance with provisions of Section 11.2.

            11.2 SETTLEMENT BY ARBITRATION. This Agreement, all transactions contemplated and executed hereunder and any legal relations between the parties relating to this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Paris. The language to be used in the arbitration proceedings shall be the English language.

                                   ARTICLE XII

                                  FORCE MAJEURE

            12.1 FORCE MAJEURE CONDITIONS AND ALLOCATION. Neither party shall be liable for failure to perform any obligation under this Agreement if the failure is caused by war, insurrection, riot, fire, explosion, flood, strike, lock-out, injunction, inability to obtain fuel, power, raw materials, labor, containers or transportation, accident, malfunction of machinery or apparatus, national defense requirements, acts or regulations of national or local governments, denial of export or import licenses, or act of God, or any other cause beyond the control of the Parties. If, because of any such cause, the Seller is unable to supply the total demand for its Products, the Seller may, in its sole discretion, allocate its available supply among itself and all of its customers, including those not under contract.

            12.2 PURCHASER'S OBLIGATIONS. Notwithstanding the foregoing, the occurrence of a force majeure condition described in Section 12.1 above shall not relieve the Purchaser in any manner whatsoever from its obligations to pay to the Seller any amounts then due and owing to the Seller pursuant to the terms of this Agreement.

            12.3 NOTIFICATION AND REMEDY. The party claiming relief pursuant to
Section 12.1 shall promptly notify the other party in writing of the facts indicating the existence of force majeure conditions and the relief claimed. The parties agree to use their best efforts to overcome such conditions. Section
12.1 shall not relieve any party of its obligations to perform its part of this Agreement at such time and to such extent as maybe possible subsequent to the occurrence of the conditions described in Section 12.1 and within reasonable time thereafter. Should such conditions continue unabated, despite the parties' best efforts to overcome them from three (3) months from the date of notice given pursuant hereto, then the party receiving such notice shall have the option to terminate this Agreement without liability to the other party for the consequences of such termination.

                                  ARTICLE XIII

                                  SEVERABILITY

            13.1 COMPLIANCE WITH EC REGULATION. This Agreement has been drafted to comply with EC Regulation 1983/83. If any portion of this Agreement is found to infringe Article 85(1) of the Treaty Establishing the European Economic Community, then such portion shall be severed from those remaining provisions such that the benefit of the block exemptions shall continue to apply.

            13.2 REMEDY. Without prejudice to Section 13.1, if any portion of this Agreement including the Exhibits hereto and made a part hereof, is held to violate, or to be invalid or unenforceable under, the laws of any government or subdivision thereof, the portion declared to be in violation of or invalid or enforceable under any such law shall be treated as being of no force or effect, and this Agreement shall be construed as though such portion had not been inserted herein, and the remainder of this Agreement shall remain in full force and effect to the fullest extent legally permitted.

                                   ARTICLE XIV

                               GENERAL PROVISIONS

            14.1 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, represents the entire agreement between the parties on the subject matter hereof and supersedes all prior discussions, agreements, and understandings of every kind and nature between them. No modification of this Agreement will be effective unless in writing and signed by both parties.

            14.2 NOTICES. All notices, communications, demands, and payments under this Agreement shall be in English and shall be made in writing by hand delivery, telefax, courier, cable, registered airmail or by any other means of delivery which enables the sending party to verify receipt thereof. Such notice shall conclusively be presumed to be given or made: (i) at the time it is personally given or made in the case of personal delivery or transmission by telefax (with receipt confirmed);

(ii) at the time of receipt of the addressee's answerback on the sender's machine in the case of transmission by telex; or (iii) ten (10) days after mailing sufficient postage or cost prepaid in the case of registered airmail, delivery by courier or cable. All notices sent by means other than those made by hand delivery or registered airmail shall be promptly confirmed by registered airmail. Any notices shall be addressed as follows:

If to Graham-Field: Graham-Field Health Products, Inc.
                    400 Rabro Drive East
                    Hauppauge, NY  11788
                    Attention:        Mr. Irwin Selinger, Chairman
                                      of the Board and Chief
                                      Executive Officer
                    Telecopier No.: (516) 582-5608

If to Thuasne:      Thuasne
                    6, rue des Marronniers
                    BP 243-92307 Levallois-Perret Cedex
                    France
                    Attention:        Elisabeth Ducottet, President
                                      and Chief Executive Officer
                    Telecopier No.:  011-33-1-47-59-0473

or to such other person or address as either party may, by like notice, specify to the other.

            14.3 NONASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties; provided, however, neither party shall sell, assign, delegate, or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party, which shall not be unreasonably withheld.

            14.4 LANGUAGE. The English language version of this Agreement shall govern and control any translations of the Agreement into any other language.

            14.5 APPLICABLE LAW. This Agreement, all transactions contemplated and executed hereunder and the legal relations between the parties shall be construed and interpreted in accordance with and shall be governed by French law. The parties expressly exclude the applicability of the United Nations Convention for the International sale of Goods.

            14.6 WAIVER. Each party agrees that the failure of any party at any time to require performance by the other party of any of the provisions herein shall not operate as a waiver of such party to request strict performance of the same or like provisions, or any other provisions hereof, at a later time.

            14.7 HEADINGS. Any headings used herein are for convenience in reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation hereof.

            14.8 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original but which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, Graham-Field and Thuasne have caused this instrument to be executed by their duly authorized representatives, as of September __, 1997.

                                    GRAHAM-FIELD HEALTH PRODUCTS, INC.



                                    By:_______________________________________
                                        Name:
                                        Title:


                                    THUASNE



                                    By:_______________________________________
                                       Name:
                                       Title:

                                    EXHIBIT A
                              DISTRIBUTED PRODUCTS

            As used herein, the term "Distributed Products" shall include products imported by Graham-Field, which are (i) fully-manufactured and assembled into a finished product, designed, and controlled by an Import Supplier (other than an Affiliate of Graham-Field) and (ii) marketed under the names "Temco," "Labtron," "John Bunn," "Cain & Able," "Everest & Jennings" and any derivations thereof; provided, however, all wheelchair products and accessories manufactured and/or assembled by an Import Supplier (including, but not limited to P.T. Dharma Polimetal or any of its Affiliates) under the "Everest & Jennings" name or any derivation thereof shall constitute "Manufactured Products".

                                    EXHIBIT B
                              MANUFACTURED PRODUCTS

            As used herein, the term "Manufactured Products" shall include products (i) (x) manufactured and/or assembled by Graham-Field or any of its Affiliates and (y) marketed under the names "Temco," "Labtron," "LaBac," "John Bunn," "Cain & Able" and any derivations thereof, and (ii) all wheelchair products and accessories manufactured under the name "Everest & Jennings" and any derivations thereof by (x) Graham-Field or any of its Affiliates, or (y) any Import Supplier (including, but not limited to, P.T. Dharma Polimetal or any of its Affiliates).

                                    EXHIBIT C

                                THUASNE PRODUCTS

[To be provided]

                                    EXHIBIT D

                                    COUNTRIES


Morocco
Tunisia
Algeria
Tania
Male
Niger
Tchad (Chad)
Senegal
Gambie
Guinee-Bissau
Guinee
Burkina Faso
Cote D'Ivoire
Guinea Equat
Cameroun
Congo
Gabon
Republique Centrailicaine
Zaire
Rwanda
Djibouti
Seychelles
Comores
Madagascar
Reunion
Libya
Egypt

                                    EXHIBIT E

                            STANDARD WARRANTY POLICY


[To be provided]

                                     ANNEX I

                              GRAHAM-FIELD ACCOUNTS


                                        2